Exhibit 99.1

LOS ANGELES
SINGAPORE
SELANGOR
PENANG
BANGKOK
SUZHOU
SHANGHAI

FOR IMMEDIATE RELEASE
Company Contact:
 A. Charles Wilson
 Chairman
 (818) 787-7000
Investor Contact:
 Berkman Associates
 (310) 826-5051
 info@BerkmanAssociates.com

Trio-Tech Provides Business Update
     Van Nuys, CA — February 29, 2008 — Trio-Tech International (AMEX:TRT) announced today that it has received notification from a customer of the phase-out effective April 1, 2008 of a semiconductor burn-in program provided by Trio-Tech from its facilities in Singapore and China.
     “This particular burn-in program is ending somewhat sooner than we had expected as our customer transitions to a new generation product over the coming months. We hope to have the opportunity to provide burn-in services for this new product as well. In the meantime, we are taking steps to reduce our costs in view of the anticipated reduction in service revenue,” said Chief Executive Officer S.W. Yong. He said that revenue from this burn-in program represented approximately 20% of Trio-Tech’s total revenue during the past twelve months.
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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16139 Wyandotte Street, Van Nuys, CA 91406, USA • TEL: (818) 787-7000 • FAX (818) 787-9130